Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Paraiso Productions
Reno, Nevada

We consent to the inclusion in this Registration Statement on Form S-1of our report dated February 5, 2009 with respect to our audit of the balance sheet as of September 30, 2008 and December 31, 2007, and the related statements of expenses, stockholders' equity, and cash flows for the nine months ended September 30, 2008, the period from July 5, 2007 (inception) through December 31, 2007, and the period from July 5, 2007 (inception) through September 30, 2008. We also consent to the reference to us under the heading "Interest of Named Experts and Counsel" in this Registration Statement.



/s/ Malone & Bailey, PC
--------------------------------
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

February 5, 2009